EXHIBIT 10.05

AMENDED AND RESTATED

MARTIN MARIETTA MATERIALS, INC.

COMMON STOCK PURCHASE PLAN

FOR DIRECTORS

SECTION 1. Purpose. The purpose of the Martin Marietta Materials, Inc. Common Stock Purchase Plan for Directors (the “Plan”) is to provide to non-employee directors of Martin Marietta Materials, Inc. (the “Company”) the opportunity to elect to receive all or a portion of their retainer fees in the form of common stock of the Company and to elect to defer payment of all or a portion of such retainer fees. The Plan was adopted by the Board of Directors and approved by the Company’s shareholders at the shareholders meeting held on September 27, 1996 and was amended and restated by resolution of the Board of Directors at its meeting on November 7, 1996 and further amended and restated by resolution of the Management Development and Compensation Committee of the Board of Directors effective November 18, 2008. The Plan is further amended and restated by resolution of the Management Development and Compensation Committee effective November 14, 2013.

SECTION 2. Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Annual Fees” means the amount paid by the Company to a Non-Employee Director as annual fees for services to be rendered as a member of the Board of Directors during any Plan Year, including annual retainer, meeting attendance fees and fees otherwise payable for acting on or as a member, or Chairman, of the Board of Directors or any committee thereof, but not including reimbursements of expenses.

(b) “Beneficiary” means a person designated by a Participant in accordance with Section 9 to receive the benefits specified hereunder in the event of the Participant’s death or, if there is no surviving designated Beneficiary, the Participant’s estate.

(c) “Board of Directors” means the Board of Directors of the Company.

(d) “Cash Deferral Account” means the account established and maintained by the Company for each Participant, which is to be credited, as set forth in Section 7, with the portion of a Participant’s Annual Fees which is payable in cash and deferred pursuant to the Plan. Amounts credited to a Participant’s Cash Deferral Account will be expressed as a dollar amount. Cash Deferral Accounts will be maintained by the Company solely as bookkeeping entries.

(e) “Committee” means the Management Development and Compensation Committee of the Board of Directors.

(f) “Director Purchase Price” means, with respect to each Fee Payment Date, the Fair Market Value of one share of Stock on such Fee Payment Date; provided, however, that the Board of Directors, in its sole discretion, may provide that the Director Purchase Price, with respect to all or a portion of the shares of Stock purchased or credited in the form of Stock Equivalents under the Plan, includes a percentage discount from the Fair Market Value of one share of Stock on any specific Fee Payment Date.

(g) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(h) “Fair Market Value” means the closing price of a share of Stock on the relevant date or, if no sale was made on such date, then on the next preceding day on which such a sale was made (a) if the Stock is listed on the New York Stock Exchange (“NYSE”), as reported in the Wall Street Journal, or (b) if the Stock is not listed on the NYSE but is listed on the NASDAQ National Market System, then as reported on such system, or (c) if not listed on either the NYSE or the NASDAQ National Market System, as determined by the Board of Directors or Committee.

(i) “Fee Payment Date” means each date on which all or any portion of the Annual Fees is scheduled to be paid.

(j) “Financial Hardship” means severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or a dependent, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute a Financial Hardship will depend upon the facts of each case and will be determined by the Committee in its sole discretion, but distributions may not be made to the extent that such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise or (ii) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship.

(k) “Non-Employee Director” means a member of the Board of Directors who, on the first day of any Plan Year (or such later date as he is first elected or appointed to the Board of Directors), is not an employee of the Company or any affiliate thereof.

(l) “Participant” means any Non-Employee Director who elects under the Plan to receive payment of all or a portion of his or her Annual Fees in the form of Stock or to defer payment of all or a portion of his or her Annual Fees.

(m) “Plan Year” means each year beginning on the first day of January and ending on the 31st day of December.

(n) “Stock” means the common stock of the Company, $.01 par value per share.

(o) “Stock Deferral Account” means the account established and maintained by the Company for each Participant, which is to be credited, as set forth in Section 6, with the portion of a Participant’s Annual Fees which is payable in Stock and deferred pursuant to the Plan. Amounts credited to a Participant’s Stock Deferral Account will be expressed as a number of Stock Equivalents. Stock Deferral Accounts will be maintained by the Company solely as bookkeeping entries.

(p) “Stock Equivalent” means a unit of measurement which, when credited to the Stock Deferral Account of a Participant, shall represent the right to receive one share of Stock upon payment of amounts credited to such Stock Deferral Account.

SECTION 3. Participation.

(a) Only Non-Employee Directors may participate in the Plan. Participation in the Plan is voluntary, except as may be determined in accordance with Section 5(b).

(b) Prior to the December 15 preceding a Plan Year, or such other date(s) as determined by the Committee (but in no event later than the December 31 preceding the applicable Plan Year), each Non-Employee Director may irrevocably elect to participate in the Plan for the Plan Year by a written notice to the Committee described in Section 5; provided, however, that the Committee may establish procedures and forms which are applicable to all Non-Employee Directors under which Non-Employee Directors may elect to participate in the Plan on a prospective basis as of some other date(s) specified in such procedures; further, provided, however, that a Participant’s election to participate in the Plan for any Plan Year shall remain in effect for subsequent Plan Years unless revoked or changed by the Participant prior to the December 15 preceding the Plan Year with respect to which such revocation or change is effective, or otherwise in accordance with Section 5(b).

(c) Notwithstanding paragraph (b) of this Section, a Non-Employee Director who first becomes a Non-Employee Director during any Plan Year will have 30 days following the date he first becomes a Non-Employee Director to elect to participate in the Plan for such Plan Year by a written notice, to the Committee described in Section 5; provided, however, that such election shall apply only to the portion of the Annual Fees earned following the date on which the Committee receives such written notice.

(d) Each election made pursuant to this Section 3 is subject to the approval of the Committee unless the Committee determines that such approval is not necessary to enable transactions in Stock pursuant to the Plan to qualify for the exemption provided by Rule 16b-3 promulgated under the Securities Exchange Act of 1934.

(e) A Participant ceases to be a Participant on the date he ceases to be a Non-Employee Director.

SECTION 4. Administration.

(a) The Committee shall serve as the administrator of the Plan. The Committee shall administer and enforce the Plan in accordance with its terms, and shall have all powers necessary to accomplish those purposes, including but not limited to the following:

(1) To compute and certify the amounts payable to Participants and their Beneficiaries;

(2) To maintain or to designate any person or entity to maintain all records necessary for the administration of the Plan;

(3) To make and publish such rules for the Plan as are not inconsistent with the terms hereof; and

(4) To provide for disclosure of such information, including reports and statements to Participants or Beneficiaries, and to provide for the making of applications and elections by Participants under the Plan as may be required by the Plan or otherwise deemed appropriate by the Committee

Notwithstanding the above, no person who serves on the Committee shall participate in any matter which involves solely a determination of the benefits payable to him or her under the Plan. Any action of the Committee with respect to the Plan shall be conclusive and binding upon all Participants and Beneficiaries except to the extent otherwise specifically indicated herein. The Committee may appoint agents and delegate thereto such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe.

(b) Annual Statements. As soon as practicable following the end of each Plan Year, the Committee shall furnish to each Participant a statement indicating the number of Stock Equivalents and the amount of cash credited to his or her Stock Deferral Account and his or her Cash Deferral Account as of the end of such Plan Year.

SECTION 5. Elections by Participants.

(a) Each Participant must irrevocably elect, in accordance with the procedure set forth in Section 3, the following:

(1) The percentages (up to 100% and in 10% increments) of his or her Annual Fees to be received in the form of Stock (at the Director Purchase Price on the applicable Fee Payment Date) and in the form of cash;

(2) A percentage (up to 100% and in 10% increments) of his or her Annual Fees to be received in the form of Stock to be deferred under the Plan and credited as Stock Equivalents to his or her Stock Deferral Account in accordance with Section 6(a) and a percentage (up to 100% and in 10% increments) of his or her Annual Fees to be received in the form of cash to be deferred under the Plan and credited to his or her Cash Deferral Account, in accordance with Section 7(a);

(3) Whether to receive payment of his or her Stock Deferral Account and Cash Deferral Account in the form of (i) a single lump sum or (ii) substantially equal annual installments for a period not to exceed ten years, subject to the limitations described in Section 8; and

(4) Whether payment of his or her Stock Deferral Account and Cash Deferral Account shall be paid, or commence to be paid, on:

(i) the date he ceases to be a Non-Employee Director by reason of his or her “separation from service” (within the meaning of Treas. Reg. § 1.409A-1(h) or any successor provision) with the Company;

(ii) the date that is one month and one year following the date he ceases to be a Non-Employee Director by reason of his or her “separation from service” (within the meaning of Treas. Reg. § 1.409A-1(h) or any successor provision) with the Company, subject to the limitations described in Section 8;

(iii) effective for Annual Fees earned for services performed for any Plan Year beginning after 2013, the date elected by the Participant, provided that the earliest permissible Fee Payment Date is the first trading day of the third calendar year beginning after the date on which Annual Fees would have been paid but for the deferral of such Annual Fees under the Plan and the latest permissible Fee Payment Date is the first trading day of the tenth calendar year beginning after the calendar year in which Annual Fees would have been paid but for the deferral of such Annual Fees under the Plan; or

(iv) effective for Annual Fees earned for services performed for any Plan Year beginning after 2013, the earlier of (A) the date specified in Section 5(a)(4)(iii) or (B) one of the dates referenced in Section 5(a)(4)(i) or (ii).

A Participant who is in active service as a Non-Employee Director may also file a subsequent election to delay the previously-scheduled Fee Payment Date (and to change the form of such payment from lump sum to installments or from installments to a lump sum) with respect to Annual Fees deferred under this Section 5(a)(4) to a later Fee Payment Date that is not earlier than the fifth anniversary of the previously-scheduled Fee Payment Date or later than the 10th anniversary of the previously-scheduled Fee Payment Date, provided that such a subsequent deferral election shall only be honored and shall not be recognized unless the Committee receives such subsequent election more than one year before the scheduled or re-scheduled Fee Payment Date.

In the event the Annual Fees of a Participant are increased during any Plan Year, his or her elections in effect shall apply to the amount of such increase.

(b) Notwithstanding the Participant’s elections made in accordance with Section 5(a), prior to the December 15 preceding a Plan Year, the Board of Directors may, in its sole discretion:

(i) determine the portion of each Non-Employee Director’s Annual Fees which must be paid in Stock for the next following Plan Year; and

(ii) mandate that any or all Annual Fees paid in cash or Stock be deferred in accordance with the Participant’s elections under Sections 5(a)(3) and (4);

provided, however, that the Board of Directors’ determination for any Plan Year shall remain in effect for subsequent Plan Years unless changed by the Board of Directors prior to the December 15 preceding the Plan Year with respect to which such change is effective. If the Board of Directors makes such a determination, the Participant’s election under Section 5(a)(1) and Section 5(a)(2) above with respect to all Plan Years shall be calculated only with respect to any excess amount of the Annual Fees remaining after payment or deferral is made in accordance with the Board of Directors’ determination, and the Participant’s election under
Sections 5(a)(3) and (4) above shall remain in effect and apply to the amount of Annual Fees payable in cash and Stock after application of the previous sentence. In the event a Non-Employee Director has failed to make an election under Section 5(a)(3), he or she will automatically receive payment of his or her Stock Deferral Account and Cash Deferral Account in the form of a single lump sum. In the event a Non-Employee Director has failed to make an election under Section 5(a)(4), he or she will automatically receive payment of his or her Stock Deferral Account and Cash Deferral Account on the date he or she ceases to be a Non-Employee Director by reason of his or her “separation from service” (within the meaning of Treas. Reg. § 1.409A-1(h) or any successor provision) with the Company.

SECTION 6. Stock Deferral Accounts.

(a) Crediting of Annual Fees. The percentage of each Participant’s Annual Fees which are to be received in the form of Stock and deferred with respect to a Plan Year in accordance with Section 5 shall be credited to the Participant’s Stock Deferral Account on each Fee Payment Date during the Plan Year, and shall be converted into that number of Stock Equivalents (rounded up to the nearest whole share) equal to the amount so credited divided by the Director Purchase Price.

(b) Crediting of Dividend Equivalents. In the event a dividend is paid in respect of the Stock, an amount equal to such dividend multiplied by the number of Stock Equivalents credited to a Participant’s Stock Deferral Account as of the record date for such dividend shall be credited to the Participant’s Cash Deferral Account, effective as of the date such dividend is actually paid on the Stock.

(c) Adjustments to Deferral Accounts. The number of Stock Equivalents credited to each Participant’s Stock Deferral Account shall be appropriately and equitably adjusted to reflect the occurrence of any merger, consolidation, recapitalization, stock split, reverse stock split, stock dividend or other non-cash distribution affecting the outstanding Stock. Such adjustments shall be made by the direction of the Committee.

(d) Effect of Payments. The number of Stock Equivalents credited to a Participant’s Stock Deferral Account shall be reduced by the number of shares of Stock actually paid to such Participant or his or her Beneficiary under the Plan.

(e) Vesting. The interest of a Participant in any amounts payable with respect to a Stock Deferral Account shall be at all times fully vested and non-forfeitable.

SECTION 7. Cash Deferral Accounts.

(a) Crediting of Annual Fees and Dividend Equivalents. The percentage of each Participant’s Annual Fees which are to be received in the form of cash and deferred with respect to a Plan Year in accordance with Section 5 shall be credited to the Participant’s Cash Deferral Account on each Fee Payment Date during the Plan Year. Dividend Equivalents will be credited to a Participant’s Cash Deferral Account in accordance with Section 6(b).

(b) Crediting of Interest. Interest shall be credited on and posted to each Cash Deferral Account as of the last day of each calendar month beginning the first calendar month following the effective date of the first deferral and ending the last calendar month immediately preceding the date on which such amounts are distributed to the Participant, at an annual rate as determined by the Committee.

(c) Effect of Payments. The amount of cash credited to a Participant’s Cash Deferral Account shall be reduced by the amount of cash paid to such Participant or his or her Beneficiary under the Plan.

(d) Vesting. The interest of a Participant in any amounts payable with respect to a Cash Deferral Account shall be at all times fully vested and non-forfeitable.

SECTION 8. Payments.

(a) General. At each time payment of all or a portion of a Participant’s Stock Deferral Account and/or Cash Deferral Account is due pursuant to an election made in accordance with Section 5 (or pursuant to the death of a Participant in accordance with Section 8(c)), the Company shall pay Stock and cash directly to such Participant or his or her Beneficiary in an amount equal to the portion of his or her Stock Deferral Account and/or Cash Deferral Account which is so payable. Payable amounts expressed in the form of Stock Equivalents shall be paid in Stock, and payable amounts expressed in the form of cash shall be paid in cash. The Company shall make such payment directly to the Participant from its general assets and authorized but unissued Stock.

(b) Timing and Form of Payment. The payment of a Participant’s Stock Deferral Account and Cash Deferral Account shall commence on the date, and in the form, selected by the Participant in the election described in Section 5; provided, however, if, as a result of a failure of this Plan to meet the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder, any portion of a Participant’s Stock Deferral Account or Cash Deferral Account (or the value thereof) becomes taxable to such Participant prior to the time such Stock Deferral Account or Cash Deferral Account is actually distributed to such Participant, the Committee shall accelerate the payment of a portion of such Stock Deferral Account or Cash Deferral Account to such Participant in an amount equal to the amount that is required to be included in the income of such Participant as a result of such failure. This Section 8(b) is intended to comply with, and shall at all times be construed as complying with, Treas. Reg. 1.409A-3(j)(4)(vii).

(c) Payment Upon Death. If a Participant dies before payment of his or her Stock Deferral Account and Cash Deferral Account is completed, the balance remaining in such accounts shall be paid to the Participant’s Beneficiary in one lump sum as soon as practicable following the Participant’s death.

(d) Dividends. Stock Equivalents credited to a Participant’s Stock Deferral Account shall continue to be credited with dividends as described in Section 6(b) notwithstanding that such Participant has ceased to be a Non-Employee Director.

(e) Interest. Cash credited to a Participant’s Cash Deferral Account shall continue to be credited with interest as described in Section 7(b) notwithstanding that such Participant has ceased to be a Non-Employee Director.

(f) Financial Hardship. Notwithstanding anything herein to the contrary, a Participant may request and receive a hardship distribution, provided the Participant is able to demonstrate, to the satisfaction of the Committee, that he has suffered a Financial Hardship. A hardship distribution request must be made on the form provided by the Committee and is subject to the discretion of the Committee. The amount distributed cannot exceed the lesser of (a) the aggregate of the Participant’s Cash Deferral Account and Stock Deferral Account, or (b) the amount necessary to satisfy the Participant’s Financial Hardship. No distribution may be made prior to the time the Committee approves the distribution. This Section 8(f) is intended to comply with, and shall at all times be construed as complying with, Treas. Reg. 1.409A-3(i)(3).

SECTION 9. Designation of Beneficiaries. A Participant may designate one or more Beneficiaries to receive the amounts payable from the Participant’s Stock Deferral Account and Cash Deferral Account under the Plan in the event of such Participant’s death. Such designations shall be made on forms provided by the Committee. A Participant may from time to time change his or her designated Beneficiaries, without the consent of such Beneficiaries, by filing a new designation in writing with the Committee. The Company and Committee may rely conclusively upon the Beneficiary designation last filed in accordance with the terms of the Plan.

SECTION 10. Amendments to the Plan; Termination of the Plan. The Board of Directors or the Committee may amend, alter, suspend, discontinue or terminate the Plan without the consent of any Participant; provided, however, that no such amendment, alteration, suspension, discontinuation, or termination of the Plan shall materially and adversely affect the rights of such Participant with respect to payment of amounts previously credited to such Participant’s Stock Deferral Account and Cash Deferral Account. The Plan has no fixed termination date. However, if the Plan is terminated in a manner consistent with the requirements of Treas. Reg. § 1.409A-3(j)(4)(ix), the Committee may, in its sole discretion, accelerate the payment of Participants’ Stock Deferral Accounts or Cash Deferral Accounts in the form of a single lump sum regardless of any elections made by such Participants pursuant to Section 5(a).

SECTION 11. General Provisions.

(a) Limits on Transfer of Rights; Beneficiaries. No right or interest of a Participant under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Participant or his or her Beneficiary, or shall be transferable by a Participant otherwise than by will or the laws of descent and distribution; provided, however, that a Participant may designate a Beneficiary in accordance with Section 9 to receive any payment under the Plan in the event of death of the Participant. A Beneficiary, guardian, legal representative or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan applicable to such Participant.

(b) Status of the Plan. The Plan is intended to be “unfunded” for Federal income tax purposes. The Plan shall not cover any employee of the Company and is not intended to be subject to ERISA. With respect to any payment not yet made to a Participant under the Plan, nothing contained in the Plan shall give a Participant any rights that are greater than those of a general creditor of the Company.

(c) No Rights of a Shareholder. No Participant shall have any of the rights or privileges of a shareholder of the Company as a result of the making of an election under Section 5 of the Plan, or as a result of the establishing of or crediting of any amounts to a Stock Deferral Account under the Plan, until Stock is actually distributed to the Participant pursuant to Section 8 of the Plan.

(d) No Right to Continued Election as a Director. Nothing contained in the Plan shall confer, and no establishment of or crediting of any amounts to a Stock Deferral Account or Cash Deferral Account shall be construed as conferring, upon any Participant, any right to continue as a member of the Board of Directors, or to interfere in any way with the right of the Company to increase or decrease the amount of the Annual Fees, or any other compensation payable to Non-Employee Directors.

(e) Plan Expenses. All expenses and costs incurred in connection with the operation of the Plan shall be borne by the Company.

(f) Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of North Carolina, without giving effect to principles of conflicts of laws.

(g) Interpretation. Whenever necessary or appropriate in the Plan, where the context admits, the singular term and the related pronouns shall include the plural and the masculine gender shall include the feminine gender.